Exhibit 99.1

W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Eugene G. Ballard
Chief Financial Officer
(203)629-3000

W. R. BERKLEY CORPORATION REPORTS 28% INCREASE
IN FOURTH QUARTER NET INCOME TO $93 MILLION

     Greenwich, CT, February 11, 2004 — W. R. Berkley Corporation (NYSE: BER) today reported fourth quarter net income of $93 million, or $1.07 per share, an increase from $73 million, or $0.88 per share, a year ago. Net operating income for the fourth quarter of 2003 was $79 million, or $0.91 per share, compared with $53 million, or $0.64 per share, for the fourth quarter of 2002. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding gains and losses on investments, foreign currencies and discontinued business.

Summary Financial Data
(Amounts in thousands, except per share data)

	Fourth Quarter		Full Year

	2003	2002	2003	2002

Gross premiums written	$1,063,167	$881,404	$4,243,415	$3,208,227
Net premiums written	963,322	787,412	3,670,515	2,710,490
Net income	93,208	72,731	337,220	175,045
Net income per diluted share (a)	1.07	0.88	3.87	2.21
Net operating income	79,460	53,040	283,886	160,655
Net operating income per diluted share (a)	$0.91	$0.64	$3.26	$2.02

(a)	Per share amounts have been adjusted to reflect the 3-for-2 common stock split effected on August 27, 2003.

W. R. Berkley Corporation	Page 2

     Additional fourth quarter highlights include:

•	Net premiums written rose to $963 million, an increase of 22% from the comparable quarter of 2002

•	GAAP combined ratio improved to 90.5% from 93.9% in the prior year period

•	The paid loss ratio decreased to 36% from 50% in the prior year quarter

•	Cash flow from operations increased 75% to $427 million compared with $243 million in the year-earlier period

     For the full year ended December 31, 2003, gross premiums written increased 32% to more than $4.2 billion, while net income increased 93% to $337 million. For full year 2003, cash flow from operations was $1.4 billion, and the paid loss ratio was 37%.

     Commenting on the Company’s performance, William R. Berkley, chairman and chief executive officer, said: “This was a terrific year by any measure. Our net premiums written increased by 35% for the year. This growth was primarily driven by price increases, as well as an increase in policy count of approximately 7%.

     “It is clear from the trend in our reported and paid loss ratios that the 2003 underwriting year is likely to be exceptionally profitable. A significant portion of the 2003 underwriting year profits will be reflected in our future financial results as premiums are earned during 2004.

     “All segments of our business continue to perform well, and we expect this to continue for some time. Currently, in almost all lines of business, prices are still increasing at rates that exceed estimated loss cost inflation.

W. R. Berkley Corporation	Page 3

     “We believe that for the foreseeable future, the Company will benefit from increasing interest rates and improving underwriting margins. As we invest our cash flow and short-term portfolio in higher yielding and longer term investments, we expect our results to reflect increased investment income and improved operating results,” Mr. Berkley concluded.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that operates in five segments of the property casualty insurance business: specialty insurance, alternative markets, reinsurance, regional property casualty insurance and international.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2004 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the reinsurance business, product demand and pricing, claims development and the process of estimating reserves, the uncertain nature of damage theories and loss amounts, increases in the level of our retention, natural and man-made catastrophic losses, including as a result of terrorist activities, the impact of competition, the availability of reinsurance, the ability of our reinsurers to pay reinsurance recoverables owed to us, investment risks, including those relating to fixed income securities, merger arbitrage investments, and other equity securities, exchange rate and political risks relating to our international operations, legislative and regulatory developments, changes in the ratings assigned to us by ratings agencies, the availability of dividends from our insurance company subsidiaries, our ability to successfully acquire and integrate companies and invest in new insurance ventures, our ability to attract and retain qualified employees, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2004 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any projections of growth in the Company’s net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

W. R. Berkley Corporation	Page 4

Consolidated Financial Summary
(Amounts in thousands, except per share data)

	Fourth Quarter		Year ended December 31,

	2003	2002	2003	2002

Revenues:
Net premiums written	$963,322	$787,412	$3,670,515	$2,710,490
Change in unearned premiums	(70,886)	(94,510)	(435,905)	(457,963)

Premiums earned	892,436	692,902	3,234,610	2,252,527
Net investment income	56,197	50,843	210,056	187,875
Service fees	24,861	23,328	101,715	86,095
Realized investment gains	20,871	17,026	82,531	15,214
Foreign currency gains (losses)	315	22,902	(839)	21,856
Other income	676	1,191	2,035	2,517

Total revenues	995,356	808,192	3,630,108	2,566,084

Expenses:
Losses and loss expenses	558,933	448,092	2,050,177	1,463,971
Other operating expenses	285,600	236,697	1,035,894	797,205
Interest expense	15,540	11,417	54,733	45,475

Total expenses	860,073	696,206	3,140,804	2,306,651

Income before income taxes and minority interest	135,283	111,986	489,304	259,433
Income tax expense	(42,666)	(32,884)	(150,626)	(84,139)
Minority interest	591	(6,371)	(1,458)	(249)

Net income	$93,208	$72,731	$337,220	$175,045

Net income per share:
Basic	$1.12	$0.91	$4.06	$2.29
Diluted	$1.07	$0.88	$3.87	$2.21
Average shares outstanding:
Basic	83,417	79,910	83,124	76,328
Diluted	87,370	82,593	87,063	79,385

W. R. Berkley Corporation	Page 5

Operating Results by Segment
(Amounts in thousands, except ratios (1))

	Fourth Quarter		Year Ended December 31,

	2003	2002	2003	2002

Specialty Insurance (2):
Gross premiums written	$371,191	$283,351	$1,428,218	$1,027,676
Net premiums written	337,508	285,178	1,295,570	939,929
Premiums earned	307,247	247,522	1,117,781	772,696
Pre-tax income	50,993	46,140	201,885	136,112
Loss ratio	63.8%	65.0%	63.3%	63.7%
Expense ratio	26.1%	22.5%	24.9%	25.7%
GAAP combined ratio	89.9%	87.5%	88.2%	89.4%
Alternative Markets:
Gross premiums written	$127,961	$100,151	$557,038	$348,954
Net premiums written	126,796	89,586	482,389	305,357
Premiums earned	120,010	77,657	410,926	235,558
Pre-tax income	22,344	17,842	85,397	62,703
Loss ratio	68.4%	66.2%	68.6%	66.7%
Expense ratio	23.9%	28.1%	24.6%	29.6%
GAAP combined ratio	92.3%	94.3%	93.2%	96.3%
Reinsurance (2):
Gross premiums written	$262,990	$243,070	$1,031,155	$769,827
Net premiums written	226,392	193,448	861,457	601,969
Premiums earned	203,304	152,282	760,558	398,287
Pre-tax income (loss)	22,656	(2,574)	59,984	14,981
Loss ratio	66.3%	78.8%	69.6%	75.0%
Expense ratio	29.3%	30.7%	29.5%	31.7%
GAAP combined ratio	95.6%	109.5%	99.1%	106.7%
Regional Insurance (3):
Gross premiums written	$282,810	$243,933	$1,154,772	$955,150
Net premiums written	256,058	200,861	963,988	776,577
Premiums earned	245,914	193,318	880,597	705,385
Pre-tax income	46,121	36,349	153,292	104,085
Loss ratio	55.5%	53.6%	56.3%	59.1%
Expense ratio	30.0%	33.5%	31.2%	32.4%
GAAP combined ratio	85.5%	87.1%	87.5%	91.5%
International:
Gross premiums written	$18,215	$14,029	$72,232	$87,265
Net premiums written	16,568	13,954	67,111	79,313
Premiums earned	15,961	14,927	64,748	89,284
Pre-tax income (loss)	(1,542)	1,018	3,347	(1,757)
Loss ratio	61.4%	28.6%	54.4%	54.2%
Expense ratio	42.9%	70.6%	42.3%	51.3%
GAAP combined ratio	104.3%	99.2%	96.7%	105.5%

(Continued)

W. R. Berkley Corporation	Page 6

Operating Results by Segment (continued)
(Amounts in thousands, except ratios (1))

	Fourth Quarter		Year Ended December 31,

	2003	2002	2003	2002

Discontinued Business:
Gross premiums written	$—	$(3,130)	$—	$19,355
Net premiums written	—	4,385	—	7,345
Premiums earned	—	7,196	—	51,317
Pre-tax loss	—	(2,746)	—	(10,682)
Corporate & Eliminations:
Realized investment and foreign currency gains	$21,186	$39,928	$81,692	$37,070
Interest and other, net	(26,475)	(23,971)	(96,293)	(83,079)
Pre-tax income (loss)	(5,289)	15,957	(14,601)	(46,009)
Consolidated:
Gross premiums written	$1,063,167	$881,404	$4,243,415	$3,208,227
Net premiums written	963,322	787,412	3,670,515	2,710,490
Premiums earned	892,436	692,902	3,234,610	2,252,527
Pre-tax income	135,283	111,986	489,304	259,433
Loss ratio	62.6%	64.7%	63.4%	65.0%
Expense ratio	27.9%	29.2%	28.0%	30.4%
GAAP combined ratio	90.5%	93.9%	91.4%	95.4%

(1)	Underwriting ratios represent losses, loss expenses and underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses.

(2)	Operating results for 2002 have been restated to reflect the transfer of Vela Insurance Services, Inc., an excess and surplus lines underwriting manager, from the reinsurance segment to the specialty segment.

(3)	For the fourth quarter of 2003 weather-related losses for the regional segment were $3.2 million compared with $3.0 million in the year-earlier period. For full year 2003, weather-related losses for the regional segment were $37.9 million compared with $37.2 million in the year-earlier period.

W. R. Berkley Corporation	Page 7

Supplemental Information
(Amounts in thousands, except per share data)

	Fourth Quarter		Year Ended December 31,

	2003	2002	2003	2002

Reconciliation of net operating income to net income:
Net operating income (1)	79,460	53,040	283,886	160,655
Realized investment and foreign currency gains, after tax	13,748	21,476	53,334	21,333
Discontinued business, after tax	—	(1,785)	—	(6,943)

Net income	$93,208	$72,731	$337,220	$175,045

Return on equity (2)	27.9%	30.5%	25.3%	18.4%
Cash flow from operations	$427,166	$243,452	$1,435,582	$959,110

	December 31, 2003	December 31, 2002

Selected balance sheet information:
Total investments (3)	$6,480,713	$4,663,100
Total assets	9,334,685	7,031,323
Reserves for losses and loss expenses	4,192,091	3,167,925
Senior debt	659,208	362,985
Trust preferred securities	193,336	198,251
Stockholders’ equity (4)	1,682,562	1,335,199
Shares outstanding	83,538	82,835
Stockholders’ equity per share	20.14	16.12

(1)	Net operating income is a non-GAAP financial measure defined by the Company as net income excluding gains and losses on investments, foreign currencies and discontinued business. Management believes that excluding investment and foreign currency gains, which result primarily from changes in general economic conditions, and excluding results of businesses that have been discontinued provides a useful indicator of trends in the Company’s underlying and on-going operations.

(2)	Return on equity represents net income expressed as a percentage of beginning of year stockholders’ equity, adjusted for stock transactions and expressed on an annualized basis.

(3)	Investments include accounts receivable from brokers and clearing organizations and securities sold but not yet purchased.

(4)	Stockholders’ equity includes after-tax unrealized gains from investments and foreign exchange of $120 million and $105 million as of December 31, 2003 and December 31, 2002, respectively.